Exhibit 10.3

STOCKHOLDER VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is entered into as of August 19, 2009 by and among the stockholders listed on the signature page(s) hereto (collectively, the “Stockholders” and each individually, a “Stockholder”), Empire Resorts, Inc., a Delaware corporation (the “Company”), and Kien Huat Realty III Limited, an Isle of Man corporation (the “Investor”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Investment Agreement referred to below.

WHEREAS, as of the date hereof, the Stockholders collectively own of record and beneficially the shares of common stock, $0.01 par value per share, of the Company (“Common Stock”) set forth opposite their respective names on Schedule I hereto  (such shares being referred to herein collectively as the “Shares” and, for the avoidance of doubt, all references herein to a Stockholder’s Shares shall include not only all the Shares opposite such Stockholder’s name on Schedule I, but also all additional shares of Common Stock that are, or become during the term of this Agreement, owned directly or indirectly by such Stockholder or any Person controlled by or under common control with such Stockholder, subject in all cases to Transfers (as defined below) of such Shares that have been made to Permitted Transferees to the extent permitted by and in accordance with Section 2(a));

WHEREAS, concurrently with the execution of this Agreement, the Investor and the Company are entering into an Investment Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Investment Agreement”), pursuant to which, the Company has agreed, subject to the terms thereof, to issue shares of Common Stock to the Investor in exchange for the consideration set forth therein; and

WHEREAS, as a condition to the willingness of the Investor to enter into the Investment Agreement, the Investor has required that the Stockholders enter into, and in order to induce the Investor to enter into the Investment Agreement, the Stockholders are willing to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1.                      Voting of Shares.  Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the stockholders’ meeting called by the Company to approve the Company Voting Proposals pursuant to Section 3.1 of the Investment Agreement (including any adjournments or postponements thereof) or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder (a) will vote or consent to, or cause to be voted or consented to, all of his, her or its Shares in favor of (i) the Company Voting Proposals and (ii) any other matter relating to the consummation of the transactions contemplated by the Investment Agreement with respect to which such Stockholder may be entitled to vote and (b) will vote all of his, her or its Shares against, and not provide consent to, (i) any and all Alternative Investment Proposals and agreements providing for Alternative Investment Proposals or any proposal or nomination made by a Person who is, or whose Affiliate is, making or has communicated an intention to make, an Alternative Investment Proposal, (ii) any action or agreement that would reasonably expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Investment Agreement, or (iii) any other matter that would reasonably be expected to prevent, interfere with or delay consummation of the transactions contemplated in the Investment Agreement.

Section 2.                      Transfer of Shares.

(a)           Each Stockholder covenants and agrees that, without the prior written consent of the Investor, such Stockholder will not directly or indirectly (i) sell, assign, transfer (including by merger, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber, assign or otherwise dispose of (“Transfer”) any Shares or the Beneficial Ownership (as hereinafter defined) thereof, (ii) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or the Beneficial Ownership thereof or grant or agree to grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer of any Shares or the Beneficial Ownership thereof  (except, in each case under clause (i) and this clause (iii), to a Permitted Transferee).  For purpose of this Agreement, “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act (disregarding the reference to “within 60 days” in Rule 13d-3(d)(1)(i)).  As used herein, a “Permitted Transferee” shall mean a Person that (A) is a signatory to this Agreement as of the date hereof, owns Shares continuously from the date hereof through the time of the action proposed under Section 2(a)(i) or Section 2(a)(iii), and has not violated this Agreement or (B) before such action proposed under Section 2(a)(i) or Section 2(a)(iii) occurs, agrees in writing, in form and substance to the reasonable satisfaction of the Investor, to be bound as a Stockholder under this Agreement and has not violated this Agreement.  In connection with any Transfer of Shares to a Permitted Transferee, the transferring Stockholder may transfer its rights and obligations under this Agreement to the Permitted Transferee, but the transferring Stockholder shall remain primarily liable for all breaches of such obligations before such Transfer and shall remain secondarily liable for all breaches of such transferred obligations from and after such Transfer.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall permit any Transfer of Shares, Beneficial Ownership, rights or obligations or any other action that would otherwise be permitted by this Section 2(a) if such Transfer or other action would create any material impediment or delay to the performance or consummation of the Investment Agreement or this Agreement, including, without limitation, triggering the applicability of any Takeover Statute to the Investment Agreement, this Agreement or any of the transactions contemplated by the Investment Agreement or this Agreement.

(b)           Each Stockholder undertakes that, while this Agreement is in effect, except as contemplated by Section 8, such Stockholder shall not, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage or take any other action to knowingly facilitate an Alternative Investment Proposal, (ii) enter into any letter of intent, memorandum of understanding, agreement, option agreement, voting agreement or other agreement or arrangement with respect to any Alternative Investment Proposal or (iii) enter into, continue, participate, engage or knowingly assist in any manner in negotiations or discussions with, or provide any non-public information or data to, any person (other than the Investor or any of its affiliates or representatives) relating to any Alternative Investment Proposal.

Section 3.                      Proxy With Respect to Shares.  Each Stockholder hereby irrevocably appoints the Investor as its attorney and proxy, with full power of substitution, to vote or act by consent in such a manner as such attorney and proxy or its substitute shall, in its sole discretion, deem proper, and otherwise act with respect to all of the Shares which it is entitled to vote at any meeting of the stockholders (whether annual or special and whether or not an adjourned or postponed meeting) of the Company or to act by consent with respect to any action (the “Proxy”); provided, however, that each Stockholder grants a proxy hereunder only with respect to the following matters that may be presented to the stockholders of the Company: (i) votes or consents with respect to the Company Voting Proposals pursuant to Section 3.1 of the Investment Agreement; (ii) votes or consents with respect to any other matter relating to the consummation of the transactions contemplated by the Investment Agreement; (iii) votes or consents with respect to any and all Alternative Investment Proposals and agreements providing for Alternative Investment Proposals or any proposal or nomination made by a Person who is, or whose Affiliate is, making or has communicated an intention to make, an Alternative Investment Proposal; (iv) votes or consents with respect to any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Investment Agreement; and (v) votes or consents with respect to any other matter that would reasonably be expected to prevent, interfere with or delay consummation of the transactions contemplated in the Investment Agreement.  This proxy is irrevocable, is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of and as an inducement to cause the Investor to enter into the transactions contemplated by the Investment Agreement.  This proxy shall revoke any other proxy granted by any of the Stockholders at any time with respect to the Shares and no subsequent proxies will given by any Stockholder with respect to the Shares while the Proxy is in effect.

Section 4.                      Reasonable Efforts to Cooperate.

(a)           Except as contemplated by Section 8, each Stockholder will, without further consideration, promptly provide any information reasonably requested by the Company or the Investor for any regulatory application or filing made or approval sought in connection with the transactions contemplated by this Agreement or the Investment Agreement (including filings with the SEC or any other Governmental Entity).

(b)           Each Stockholder hereby consents to the publication and disclosure in the proxy statement, statements of beneficial ownership filed by the Investor and its Affiliates and any other documents or communications provided by the Investor or the Company to any Governmental Entity or to security holders of the Company of such Stockholder’s identity and Beneficial Ownership of the Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement, including disclosure of this Agreement.

(c)           Each Stockholder agrees, while this Agreement is in effect, (i) to notify the Investor promptly in writing of the number of additional Shares, any options to purchase Shares or other securities of the Company acquired by such Stockholder, if any, after the date hereof and (ii) to notify the Investor promptly in writing if it receives, in its capacity as a Stockholder, any inquiries or proposals relating to the matters contemplated by Section 2(b) and to include in such notice the identity of the counterparty and the material provisions of the inquiry or proposal.

Section 5.                      Representations and Warranties of the Stockholders.  Each Stockholder on such Stockholder’s own behalf hereby severally, and not jointly, represents and warrants to the Investor as follows:

(a)           Ownership of Shares.  Except as set forth on Schedule I hereto, the Stockholder (i) is the sole owner of record and Beneficial Owner of all of the Shares as set forth opposite his, her or its name on Schedule I hereto and (ii) has sole voting power with respect to all of such Shares and has not entered into any voting agreement or voting trust with respect to any such Shares and has not, except for the Proxy, as of the date hereof granted a proxy, a consent or power of attorney with respect to such Shares and, so long as this Agreement is in effect, will not grant any such proxies, consents and powers of attorney with respect to such Shares that are inconsistent with this Agreement (except for the Proxy).

(b)           Power, Binding Agreement.  The Stockholder has the requisite power and authority to enter into and perform all of its obligations under this Agreement and no further proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance by such Stockholder of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(c)           No Conflicts.  The execution and delivery of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby by the Stockholder will not, result in any breach or violation of, require any consent under, be in conflict with or constitute a default (whether with notice of lapse of time or both) under any mortgage, bond, indenture, agreement, instrument, obligation, judgment, order, decree, law or regulation to which the Stockholder is a party or by which the Stockholder (or his, her or its Shares) are bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not in any material respect impair or adversely affect the Stockholder’s ability to perform his, her or its obligations under this Agreement.  Except as expressly contemplated hereby or as set forth on Schedule I hereto, the Stockholder is not a party to any voting agreement or voting trust relating to the Shares.

Section 6.                      Termination.  This Agreement shall terminate upon the first to occur of (a) any termination of the Investment Agreement in accordance with the terms thereof and (b) the approval of the Share Issuance at a duly called and held special meeting of the Company’s stockholders, at which a quorum is present, by the Required Share Issuance Vote.  Any such termination shall be without prejudice to liabilities arising hereunder before such termination.

Section 7.                      Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 8.                      Fiduciary Duties.  Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company.

Section 9.                      Miscellaneous.

(a)           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto; provided, that the Investor may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any such party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in writing and executed by the Investor.

(b)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the fullest extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(c)           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

(d)           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(e)           Counterparts and Signature.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

(f)           Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(i)           if to a Stockholder, to the address set forth below such Stockholder’s name on Schedule I to this Agreement;

(ii)           if to the Investor, to:

Kien Huat Realty III Limited
c/o Kien Huat Realty Sdn Bhd.
22nd Floor Wisma Genting
Jalan Sultan Ismail
50250 Kuala Lumpur
Malaysia
Attn:  Gerard Lim
Fax: +603 2162 4951

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn:  Steven L. Wilner, Esq.
Fax: (212) 225-3999

(iii)           if to the Company, to:

Empire Reports, Inc.
Monticello Casino and Raceway
Route 17B, P.O. Box 5013
Monticello, NY  12701
Attn:  Joseph Bernstein
Fax:  (845) 807-0000

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attn: Robert H. Friedman
Fax: (212) 451-2222

(g)           No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

(h)           Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment or delegation without such prior written consent shall be null and void, except that the Investor may assign this Agreement to any direct or indirect wholly owned subsidiary of the Investor without the consent of the Company or the Stockholders (provided that the Investor shall remain liable for all of its obligations under this Agreement) and any Stockholder may assign this Agreement to a Permitted Transferee to the extent permitted by, and in accordance with, Section 2(a).  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(i)           Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

EMPIRE RESORTS, INC.

By:	/s/ Joseph E. Bernstein
Name:	Joseph E. Bernstein
Title:	Chief Executive Officer

KIEN HUAT REALTY III LIMITED

By:	/s/ Gerard Lim
Name:	Gerard Lim
Title:	Authorized Signatory

STOCKHOLDERS:

/s/ Albert Nasser
Signature

Albert Nasser
Name

/s/ Louis Ceruzzi
Signature

Louis Ceruzzi
Name

/s/ Louis R. Cappelli
Signature

Louis R. Cappelli
Name

STOCKHOLDERS (ctd):

/s/ Joseph E. Bernstein
Signature

Joseph E. Bernstein
Name

/s/ Ralph J. Bernstein
Signature

Ralph J. Bernstein
Name

Signature

Name

Signature

Name

Signature

Name

Schedule I

Stockholder Name and Address	Number of Shares	Notes
Bernstarz LLC	1,500	Joseph E. Bernstein has voting and dispositive power
Joseph E. Bernstein	1,332,229
Ralph J. Bernstein	2,221,243
LRC Acquisition LLC	5,374,512	Louis Cappelli has voting and dispositive power
Emerita, S.A., a Panamanian corporation	954,994	Albert Nasser has voting and dispositive power
BVS Acquisition LLC	1,189,935	Louis Ceruzzi has voting and dispositive power
Louis Ceruzzi	105,407
Garland Business Corporation	1,826,550	Albert Nasser has voting and dispositive power